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                              EMPLOYMENT AGREEMENT

     This Employment Agreement is entered into by and between Tropical Sportswear Int'l Corporation, a Florida corporation (the "Company"), and Richard
C. Allender (the "Executive").

     In consideration of the following and mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:

      1.      EMPLOYMENT.

     (a) The Company hereby employs the Executive and the Executive hereby agrees to serve as an employee of the Company or one or more of its subsidiaries on the terms and conditions set forth herein. The Executive's employment pursuant to this Agreement will involve the Company and each of its subsidiaries and their respective operations.

     (b) The term of this Agreement shall commence on the earlier to occur of the Effective Time or the Acquiror Sub's Election Date, as such terms are defined in that certain Agreement and Plan of Merger, dated as of May 1, 1998, among the Company, Foxfire Acquisition Corp., a Texas corporation, and Farah Incorporated, a Texas corporation, (the "Effective Date") and shall continue for a three (3) year term (the "Initial Term"). Following expiration of the Initial Term, this Agreement shall be renewed automatically on a daily basis so that the term of this Agreement after the Initial Term shall continue for a twelve (12) month term. This term of this Agreement may be terminated as provided in Section 4.

     (c) The Executive shall serve as Executive Vice President-Global Affairs of the Company or such other offices as the Chairman of the Board of Directors of the Company or its subsidiaries (the "Chairman") shall assign, and shall perform such duties and responsibilities as may from time to time be prescribed by the Chairman, provided that such duties and responsibilities are consistent with the Executive's position. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries. In furtherance of the foregoing during the term of the Agreement, the Executive acknowledges and agrees that he may not serve on the board of directors of any other corporation or similar body of any other entity without the prior written approval of the Chairman.

     (d) In connection with his employment, the Executive shall be based at the Company's El Paso office, or such other location as may be agreeable to both the Company and the Executive.

     (e) During the term of this Agreement, the Company shall use its best efforts to cause the Executive to be appointed as a member of the Board of Directors of the Company (the "Board").

      2.      COMPENSATION.

     (a) On the first day of the Initial Term, the Company shall pay to the Executive a bonus of $600,000.

     (b) During each year that this Agreement is in effect, the Company and/or its subsidiaries shall pay to the Executive a minimum annual salary of $300,000, or such additional amounts as the Chairman may approve (the "Base Salary"), payable in monthly installments on the last day of each month




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throughout the term of such employment, subject to Section 4 hereof. The
Chairman, upon review of the Executive's performance and/or the profitability of the Company and its subsidiaries, may direct the Company or its subsidiaries to pay the Executive a bonus, as the Chairman in his sole discretion may determine to be appropriate; provided, however, that during each year that this Agreement is in effect, the Company shall pay to the Executive an annual bonus, payable within ninety (90) days following the end of the Company's fiscal year, of at least $100,000 (prorated based on the number of days of the Executive's employment if less than a full fiscal year).

     (c) On the first day of the Initial Term, the Company shall grant to the Executive options to purchase 15,000 shares of the Company's common stock, par value $.01 per share, under the Company's 1997 Employee Stock Option Plan (the "Stock Option Plan") or any successor thereto, upon such terms as are available to senior executive officers of the Company or its subsidiaries. The exercise price for the options shall be the Fair Market Value (as such term is defined in the Stock Option Plan) on the date of grant of such options. The options shall be vested and immediately exerciseable. During each year that this Agreement is in effect, the Company shall make additional grants to the Executive under the Stock Option Plan upon such terms as are generally available to senior executive officers of the Company or its subsidiaries.

     (d) During the term of his employment hereunder, the Executive shall be entitled to participate in or receive all benefits under the Company's employee benefit plans and arrangements, including, without limitation, the Company's 401(k) plan and all Benefits, as defined below, which are available to senior executive officers of the Company or its subsidiaries, including the right to have had the health and medical insurance on terms which are substantially the same in scope and coverage as the health and medical insurance provided by Farah Incorporated on May 1, 1998 (the "Existing Plan"), without regard to any pre-existing conditions. Nothing paid to the Executive under any such plans or arrangements shall be deemed to be in lieu of compensation to the Executive hereunder. The Company may elect to continue Executive's participation in the Existing Plan in lieu of the Company's health and medical insurance plans.

     (e) The Company agrees to pay the cost of premiums for the Executive's existing split-dollar life insurance policy. The cost of premiums for such split-dollar life insurance policy shall not exceed $121,000 per annum, unless otherwise agreed by the Company. Except as otherwise provided in Section 5 of this Agreement, the Company shall be obligated from and after the date of this Agreement to pay a minimum of three annual premium payments of $121,000, or an aggregate amount of premiums of $363,000, including any payments made during the Initial Term or any term after the Initial Term (the "Minimum Premium Commitment").

     (f) If the Executive is employed by the Company or any of its subsidiaries on the last day of the Initial Term, the Company shall pay to the Executive on such date an additional bonus of $500,000 (the "Final Bonus").

     (g) During the term of his employment hereunder, the Executive shall be entitled to receive all perquisites which are available to senior executive officers of the Company or its subsidiaries including, without limitation, monthly membership dues of approximately $350 at the El Paso Country Club (or such other club as the Executive may designate); a car allowance of $1,000 per month; and a gas allowance of $250 per month. Nothing paid to the Executive under any such arrangements shall be deemed to be in lieu of compensation to the Executive hereunder.



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      3.      UNAUTHORIZED DISCLOSURE AND ACTIVITY.

     (a) While employed by the Company and for a period of three (3) years after termination of employment, the Executive shall not, without a written consent of the Chairman or a person duly authorized thereby, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of the Company or its subsidiaries, any material confidential information obtained by him while in the employ of the Company or its subsidiaries with respect to any of the products, improvements, license agreements, formulas, designs, methods of manufacture, vendors or customers; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information not otherwise considered by the Board to be confidential. The Executive shall not disclose any confidential information of the type described above, except as may be required by law in connection with any judicial or administrative proceeding or inquiry, with respect to which the Executive shall have given the Company prior written notice and a reasonable opportunity to seek a protective order. Notwithstanding the foregoing, at no time during the term of this Agreement or thereafter shall the Executive, directly or indirectly, reveal, divulge or disclose to any person or entity any trade secret of the Company or its subsidiaries except at the direction of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets or unfair trade practices.

     (b) In addition, the Executive shall not either during the term of this Agreement or within three (3) years following termination of employment from any reason whatsoever, solicit any employee of the Company or its subsidiaries to terminate his relationship with the Company or its subsidiaries or attempt to influence an employee to seek employment with any competitor of the Company or its subsidiaries.

      (c) (i) The Executive agrees that he will not (without the prior written consent of the Company) at any time during the period beginning with termination of the Executive's employment pursuant to Sections (b)-(d) and ending three (3) years from the date thereof (the "Non-Compete Period"), directly or indirectly, either individually or in conjunction with any person or entity, be engaged in, as a principal, agent, shareholder, consultant, officer, director, or employee, the provision of management, sales or marketing services relating to the merchandising, manufacturing, distributing, selling or marketing of men's, women's, boys' or girls' sportswear (tops and bottoms) (the "Business") in the Restricted Territory. For purposes of this Agreement, the term "Restricted Territory" means the United States and North, Central and South America, the United Kingdom, Western Europe, Australia, New Zealand and Fiji. The Company and the Executive acknowledge and agree that the Company and its subsidiaries do business and sell men's, women's, boys' and girls' sportswear (tops and bottoms) in all 50 states of the United States and in each other country in the Restricted Territory.

               (ii) Notwithstanding subsection (i) above, the Executive may own or hold up to 5% of the outstanding shares of capital stock of any company engaged in the Business that is a publicly-traded company so long as the Executive does not have any other relationship, directly or indirectly, with such company.



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     (d)  The Executive understands and agrees that the relationship between the
Company and its subsidiaries and each of its Protected Clients (as defined below) constitutes a valuable asset of the Company and its subsidiaries and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the term of this Agreement and, following termination of employment pursuant to Section 5(b)-(d) for three (3) years thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive's own behalf or as a principal or representative of any person or entity or otherwise, solicit a Protected Client for the purpose of providing or selling Competitive Services (as defined below); provided, however, that the prohibition of this covenant shall apply only to Protected Clients with whom the Executive had Material Contact on the Company's or its subsidiaries' behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, the term "Protected Clients" means clients of the Company and its subsidiaries that obtained Competitive Services from the Company or its subsidiaries within one
(1) year prior to the date of termination of the Executive's employment hereunder. For purposes of this Agreement, the term "Competitive Services" means the merchandising, manufacturing, distributing, selling or marketing of men's, women's, boys' or girls' sportswear (tops and bottoms). For purposes of this Agreement, the Executive had "Material Contact" with a Protected Client if (a) he had business dealings with the Protected Client on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Client; or (c) he obtained trade secrets or confidential information about the customer as a result of his association with the Company.

     (e) The Executive agrees that during the term of his employment hereunder and for three (3) years thereafter, he shall refrain from expressing or causing others to express to any third party any derogatory or negative opinions regarding the Company, any of its subsidiaries or any of their respective officers, directors, employees, suppliers, customers, operations or products. In addition, the Executive agrees that during the term of his employment hereunder and for three (3) years thereafter, he shall make no statement or cause others to make any statement to any third party (including, without limitation, any of the Company's or its subsidiaries' respective officers, directors, employees, suppliers or customers) that is intended to or does disparage the Company or any of its subsidiaries or any of their respective officers, directors, employees, suppliers, customers, operations or products.

      (f) (i)     The Executive acknowledges that a breach by him of Section 3 would cause irreparable damage to the Company, and in the event of the Executive's actual or threatened breach of Section 3, the Company shall be entitled to a temporary restraining order and an injunction restraining the Executive from breaching such provisions without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by the Executive. Nothing shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive. The Executive acknowledges that the restrictions set forth in Section 3 are reasonable in scope and duration given the nature of the business of the Company. The Executive agrees that the issuance of an injunction will not pose an unreasonable restriction on the Executive's ability to obtain employment or other work following termination of this Agreement.

               (ii) The Executive has carefully read and considered the provisions of Section 3, and, having done so, agrees that the restrictions set forth in such sections including, without limitation, the time period of restriction and geographical area of restriction are fair and reasonable and are reasonably required for the protection of the



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          interests of the Company. Notwithstanding the foregoing, in the event that any of the provisions of Section 3 hereof shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part(s) had not been included therein. In the event that any provisions of subsection (b), and (c), (d) or (e) relating to the time period and/or the area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, this Agreement shall be reformed by such court and the time period and/or area of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or area of restriction.

     4.   TERMINATION.

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

      (b) Incapacity. The Company may terminate the Executive's employment hereunder by giving written Notice of Termination, as defined below, to the Executive in the event of the Executive's incapacity. For purposes of this Agreement, the term "incapacity" shall mean that the Executive has been determined (which determination shall be final and binding on all persons, absent manifest error), as a result of a physical or mental illness or personal injury he has incurred (including illness or injury resulting from any substance abuse), by a Qualified Physician (who may be the doctor treating or otherwise acting as the Executive's doctor in connection with the illness or injury in question) selected by the Executive with the consent of the Company, or by the Company at its expense and with the consent of the Executive (which consent shall not be unreasonably withheld in either case), to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties then most recently assigned, under and in accordance with the terms hereof, to the Executive while on Active Status; provided that, the determination whether the Executive has incurred an incapacity shall be made by a majority of three (3) Qualified Physicians,

              (a) one (1) of whom shall be selected by the Executive,

              (b) one (1) of whom shall be selected by the Company, and

              (c) the remaining one (1) of whom shall be selected by the Qualified Physicians selected by the Executive and the Company pursuant to clauses (a) and (b) of this proviso and the fees and expenses of whom will be shared and paid in equal amounts by the Executive and the Company if:

              (1) (A) the Company has reasonably withheld its consent to the Qualified Physician, if any, selected by the Executive or

                  (B) the Executive has reasonably withheld his consent to the Qualified Physician, if any, selected by the Company and

              (2) the Qualified Physicians selected by the Executive and the Company disagree as to whether the Executive has incurred an incapacity. For purposes of this definition, if the Executive is unable by reason of illness or injury to give an informed consent to the performance of the treatment of that illness or injury, a Qualified Physician selected by any person who is authorized by applicable law to give that consent will be deemed to have been selected by the Executive.



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              The term "Qualified Physician" means, in the case of any
determination whether the Executive has sustained an incapacity, a physician (a) holding an M.D. degree from a medical school located in the United States, (b) specializing and board certified in the treatment of the injury or illness that has or may have caused that incapacity and (c) having admission privileges to one or more hospitals located in Texas or in the state in which the Executive then is domiciled.

              The term "Active Status" means the Executive's employment status from the Effective Date to the date of termination of such employment pursuant to this Agreement.

      (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, "Cause" shall mean: (i) the Executive's conviction of a felony involving moral turpitude; or (ii) the Executive's serious, willful gross misconduct or willful gross neglect of duties (other than any such neglect resulting from the Executive's incapacity due to physical or mental illness or any such neglect after the issuance of a Notice of Termination, as defined below, by the Executive for Good Reason), which, in either case, has resulted, or in all probability is likely to result, in material economic damage to the Company; provided no act or failure to act by the Executive will constitute "Cause" under clause (ii) if the Executive believed in good faith that such act or failure to act was in the best interest of the Company.

     Any termination of the Executive's employment by the Company for Cause shall be authorized by a vote of at least a majority of the following officers of the Company: the Chairman of the Board, the President and the Chief Financial Officer of the Company. In the case of clause (ii) of the second sentence of this subsection (c), the Executive shall be given notice by the Chairman of the Board specifying in detail the particular act or failure to act on which the officers making the determination are relying in proposing to terminate him for Cause and offering the Executive an opportunity, on a date at least 14 days after receipt of such notice, to have a hearing, with counsel, before a majority of the officers who authorized the termination for Cause. The Executive shall not be terminated for Cause if, within 30 days after the date of the Executive's hearing before such officers (or if the Executive waives a hearing, within 30 days after receiving notice of the proposed termination), he has corrected the particular act or failure to act specified in the notice and by so correcting such act or failure to act he has reduced the economic damage his act or failure to act has allegedly caused the Company or its subsidiaries to a level which is no longer material or has eliminated the probability that such act or failure to act is likely to result in material economic damage to the Company or its subsidiaries. No termination for Cause shall take effect until the expiration of the correction period described in the preceding sentence and the determination by a majority of the non-employee members of the Board that the Executive has failed to correct the act or failure to act in accordance with the terms of the preceding sentence.

     (d) Good Reason. The Executive may terminate his employment at any time during the term of this Agreement for Good Reason by giving written notice to the Company which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. "Good Reason" shall mean (A) a substantial adverse change in the Executive's status or position(s) as an executive officer of the Company or its subsidiaries, including, without limitation, any adverse change in the Executive's status or position(s) as a result of a material diminution in duties or responsibilities or the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status or position(s) or any removal of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the termination of the Executive's employment for Cause or incapability, as a result of the Executive's death or incapacity, or by the Executive other than for Good Reason); (B) a reduction by the Company or its subsidiaries in the



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Executive's Base Salary; (C) the Executive' s office is moved, without his consent, from the city of El Paso, Texas, except for reasonably required travel on the Company's and its subsidiaries' business; (D) the Company's material breach of any of its obligations under this Agreement; or (E) (y) any failure by the Company to continue in effect any benefit plan or arrangement in which the Executive participates, or any other plan or arrangement providing the Executive with benefits (hereinafter referred to as "Benefit Plans"), or (z) the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit or perquisite of office enjoyed by the Executive, unless in the case of either subclause (y) or (z) above, there is substituted a comparable plan or program that is economically equivalent, in terms of the benefit offered to the Executive, to the Benefit Plan being altered, reduced, affected or ended.

     (e) Notice of Termination. Any termination by the Company pursuant to the Sections 4(b) or (c) above shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The date of termination specified in the Notice of Termination shall not be earlier than the date such Notice is delivered or mailed to the Executive.

     5.   PAYMENTS TO THE EXECUTIVE UPON TERMINATION.

     (a) Death. If the Executive's employment shall be terminated by reason of death, his estate shall be paid all salary, bonus or other Benefits, as defined below, otherwise payable to the Executive through the end of the month in which his death occurred, and the Company and its subsidiaries shall have no further obligations, to the Executive under this Agreement.

     (b) Incapacity. If the Executive's employment is terminated by the Company or the Executive by reason of incapacity, the Executive or person charged with legal responsibility for the Executive's estate shall be entitled to be paid the following:

        (i)    (A)  the Executive's earned but unpaid Base Salary through the date of termination;

               (B) Base Salary in effect immediately prior to the date of termination for the remainder of the current term of the Agreement (i.e., the Initial Term or any renewal term), payable in monthly installments, less the amount of any disability benefits provided or purchased by the Company immediately prior to the date of termination;

               (C) an annual bonus for the current fiscal year prorated through the date of termination equal to the greater of (A) the annual bonus awarded to the Executive with respect to the Company's most recent fiscal year ending prior to the date of termination or (B) $100,000;

               (D) the amount of the Minimum Premium Commitment which has not been paid as of the date of termination; and

               (E)  the Final Bonus.




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                    The amounts under clause (A), (C) and (E) shall be paid
                    within thirty days from the date of termination of the Agreement.

                    (ii) after such termination, the Company shall maintain for the Executive's benefit, the Benefits, as defined below, in full force and effect, for thirty-six (36) months.

The term "Benefits" shall mean all health insurance, long-term disability, life insurance (excluding the split-dollar policy described in Section 2(e) and which benefits in respect thereof are described below) and accidental death and disability benefits in which the Executive was entitled to participate immediately prior to such termination; provided that such continued participation is possible under the general terms and provisions of such programs, plans and arrangements providing for the Benefits; provided further that if the Executive's participation in any such plan, program or arrangement is barred, or any such plan, program or arrangement is discontinued or the Benefits thereunder materially reduced, the Company and its subsidiaries shall arrange to provide the Executive with Benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the date of termination. The Company shall also make available to the Executive federal group health plan continuation coverage for the period following the period in which Benefits are provided during the severance period. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Company or any of its subsidiaries be obligated to provide the Executive with Benefits or make any payments to the Executive after the thirty-six (36th) month following the termination of the Executive's employment hereunder; provided Executive shall continue to be entitled to any benefits provided to him under any insured Benefit after such thirty-six month period. Further, notwithstanding any provision of this Agreement to the contrary and notwithstanding the termination of Executive's employment hereunder, if requested by the Company or any of its subsidiaries, the Executive shall agree to continue or resume full-time employment (unless such employment would have a material adverse effect on any benefits of Executive under a long-term disability policy) with the Company or its subsidiaries for up to three (3) additional years on any economic terms proposed by the Company, if such employment is necessary for the Company or its subsidiaries to provide the Executive with insured Benefits.

(c) Cause. If the Executive's employment shall be terminated for Cause, the Company or its subsidiaries shall pay the Executive his Base Salary and Benefits through the date of termination specified in the Notice of Termination, and the Company and its subsidiaries shall have no further obligations to the Executive under this Agreement, including, but not limited to, any obligations in respect of the Minimum Premium Commitment.

(d) Other Than Cause. If the Executive's employment is terminated (i) by the Company other than as a result of death, disability or Cause as specified in Sections 4(a), (b) or (c) above, or (ii) by the Executive for Good Reason, the Executive shall be entitled to the following:

         (i)        (A)    the Executive's earned but unpaid Base Salary through
                           the date of termination;

                    (B) Base Salary in effect immediately prior to the date of termination for the remainder of the current term of the Agreement (i.e., the Initial Term or any renewal term);

                    (C) an annual bonus for the current fiscal year prorated through the date of termination equal to the greater of (A) the annual bonus awarded to the




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                           Executive with respect to the Company's most recent
                           fiscal year ending prior to the date of termination or (B) $100,000;

                    (D) the amount of the Minimum Premium Commitment which has not been paid as of the date of termination; and

                    (E)    the Final Bonus.

              (ii) after such termination, the Company shall maintain for the Executive's benefit, the Benefits, as defined below, in full force and effect, for thirty-six (36) months.

The amounts under clause (A), (C) and (E) shall be paid within thirty days from the date of termination of the Agreement.

(e) The Executive shall not be required to mitigate damages or the amount of any payment provided for under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination or otherwise.

         6. STOCK OPTIONS UPON TERMINATION. To the extent the Executive is an Optionee (as defined under any of the Company's stock option plans (the "Plans")), if the Executive's employment is terminated without Cause or the Executive terminates his employment for Good Reason, all options held by the Executive shall vest and become exercisable in accordance with the terms of the Plans.

         7. NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by first-class mail or airmail, postage prepaid, addressed:

              in the case of the Company, to:

              Tropical Sportswear Int'l Corporation
              4902 West Waters Avenue
              Tampa, Florida 33634-1302
              Attention: Corporate Secretary

              in the case of the Executive, to:

              Richard C. Allender
              900 Broadmoor
              El Paso, Texas 79912

or to such other address as either party shall designate by giving written notice of such change to the other party.

         8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Chairman and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Chairman. No waiver



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by either party hereto of any breach of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

          9. VALIDITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms and intent of such illegal, invalid or unenforceable provision as may be possible.

          10. SURVIVAL. The provisions of this Agreement shall not survive the termination of the Executive's employment hereunder, except that the provisions of Sections 3, 4, 5 and 6 hereof shall survive such termination and shall be binding upon the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees and except that the provisions of Sections 2, 4, 5, 6 and 7 hereof shall survive such termination and shall be binding upon the Company and its subsidiaries.

          11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          12. ENTIRE AGREEMENT. This Agreement, together with any awards of stock options or stock awards under the Company's stock option and restricted stock plans, constitutes the full agreement and understanding of the parties hereto regarding the employment of the Executive with the Company and its subsidiaries and all prior agreements or understandings are merged herein.

          13. ARBITRATION. Any claim or dispute arising in connection with this Agreement shall be finally resolved by arbitration in El Paso, Texas, conducted pursuant to and in accordance with the commercial rules of arbitration of the American Arbitration Association. Any party may request arbitration by sending written notice to the other party. In any such arbitration, the only issues to be considered and determined by the arbitrators shall be issues pertaining to rights and obligations of the parties under this Agreement, and remedies appropriate thereto. The decision and award of the arbitrator(s) shall be final and binding upon the parties, shall constitute the sole and exclusive remedy for any dispute between the parties, may be entered in any court having jurisdiction thereof, and application may be made to such court for judicial acceptance and/or an order enforcing such decision and/or award. Notwithstanding this
Section 13, and as provided in Section 3(f) above, nothing in this arbitration provision shall prevent the Company from applying to a court of law or equity for a temporary restraining order, an injunction, or similar relief, in order to enforce its rights under Section 3 of this Agreement.

          14. LEGAL FEES AND EXPENSES. Each party shall bear and pay his or its own expenses in connection with this Agreement, including in connection with any claim or dispute that arises concerning the rights of the Executive or the Company under this Agreement.



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          15.  LIMITATIONS ON PAYMENTS. Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or which the Company may pay without loss of deduction under Section 280G(a) of the Code. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b) (2) of the Code. Within fifteen (15) days following the Date of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth
(i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d) (1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 28OG(d) (3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. If such opinion determines that there would be an excess parachute payment, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within five (5) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph, the Executive and the Company shall obtain at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation to be received by the Executive. If the provisions of Sections 28OG and 4999 of the Code are repealed without succession, then this paragraph shall be of no further force or effect.









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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of this 1st day of May, 1998.

                                  TROPICAL SPORTSWEAR INT'L CORPORATION



                                  By: /S/ William W. Compton
                                     ----------------------------------------
                                      William W. Compton
                                       Chairman and Chief Executive Officer


                                  /S/ Richard C. Allender
                                  -------------------------------------------
                                  Richard C. Allender





















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